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                                  Exhibit 10.14

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is made as of March 15, 2002, between John A. Donohoe, Jr., a Pennsylvania resident (as more fully described below, the "Employee"), and MedQuist Inc., a New Jersey corporation having its principal office at Five Greentree Centre, Marlton, New Jersey (as more fully described below, the "Company").

                  The Company and the Employee, each acting of their own free will and intending to be legally and irrevocably bound hereby, mutually agree as follows:

                  1. For purposes of this Employment Agreement, the following terms shall have the meanings given to them below:

                  "Employee" shall mean John A. Donohoe, Jr. and his heirs, executors, personal representatives, successors and assigns.

                  "Company" shall mean MedQuist Inc., and its parent company, and their respective direct and indirect subsidiaries, affiliates, shareholders, predecessors, successors and assigns, together with each and every of their officers, directors, shareholders, employees and agents and the heirs and executors of same (each in their respective capacity as such and individually).

                  "Claims" shall mean any and all suits, causes of action, complaints, charges, obligations, demands, or claims or any kind, whether in law or in equity, direct or indirect, known or unknown, matured or unmatured, which Employee may now have or ever had against the Company.

                  2. Employee and the Company have mutually agreed that Employee's employment with the Company shall be terminated effective as of the start of business on April 1, 2004 (the "Termination Time"). Notwithstanding the foregoing, Employee shall no longer be the President and Chief Operating Officer of the Company or a member of the Company's Board of Directors effective March 15, 2002.

                  3. In consideration of Employee's execution of this Employment Agreement, the Company shall pay or provide to the Employee the following amounts and benefits (and no other amounts or benefits) for the applicable periods below set forth:

                     a. Continued payment of Employee's base salary of $369,200 per annum payable during the regular pay periods of the Company until the Termination Time;


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                     b. Payment of $110,760 bonus in 2003 for calendar year 2002 at such time as other senior executives of the Company are paid their short-term cash bonus award for 2002;

                     c. Continued participation in the Company's medical and dental insurance plans (family coverage) benefits until the Termination Time or such earlier date as Employee becomes eligible for coverage under another plan (thereafter, Employee shall be entitled to COBRA); and

                     d. Continued participation in the Company's life insurance, 401(k), and deferred compensation plan until the Termination Time.

                  Until the Termination Time, Employee shall be reasonably available to the Company in order to respond to questions and generally assist in the transition of his position and to advise the Company with respect to business issues as may arise from time to time. The Company will reimburse Employee for the reasonable and necessary business expenses, incurred by Employee in providing such services, all in accordance with the expense policies of the Company. Until the Termination Time, the Company shall provide Employee with access to e-mail, voice-mail and reasonable secretarial assistance for matters related to the Company's business that the Company has requested that Employee perform. Employee shall not be required to provide such services to the Company on a full-time basis, and nothing in this Employment Agreement shall preclude Employee from engaging in other employment or business pursuits so long as Employee does not violate the Restrictive Covenants and Confidentiality provisions incorporated in paragraph 12 of this Employment Agreement.

                  4. Employee shall be considered an Employee of the Company until the Termination Time for all purposes, including, without limitation, participation in benefit plans and under the terms of his various stock option grants. Except for the payment obligations specifically set forth herein, any other rights Employee shall have as an employee of the Company shall terminate as of the Termination Time. Without limiting the generality of the foregoing, Employee acknowledges that the right to exercise any options granted to Employee pursuant to the terms of the Company's stock option plans will expire in accordance with the terms of Employee's various stock option agreements.



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                  5. In consideration of the Company's payment obligations set forth herein, Employee hereby generally releases and discharges the Company from any and against all Claims that Employee ever had or now has against the Company, including, without limitation, any employment related Claims. In consideration of the Employee's release of the Company, the Company hereby generally releases and discharges the Employee from and against any and all Claims that the Company ever had or now has against Employee.

                  This release specifically includes, without limitation, any and all Claims for: (i) wages and benefits (including without limitation salary, stock, stock options, commissions, royalties, license fees, health and welfare benefits, paid time off, vacation pay, personal time and bonuses); (ii) wrongful discharge and breach of contract (whether express or implied or under his May 22, 200 Employment Agreement with the Company), and implied covenants of good faith and fair dealing; (iii) alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statues: Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. Sec 1981, and any similar act under applicable state laws; (iv) under any federal or state statute relating to employee benefits or pensions; (v) in tort (including, but not limited to, any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and negligence); (vi) attorney's fees and costs; and age discrimination or other claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sec. 621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, as amended, 29 U.S.C. Sec. 701 et seq. or any similar act under applicable state laws, rules and regulations; provided that nothing in this Employment Agreement shall release the Company from claims for benefits under the Employee Retirement Income Security Act with respect to employee benefit plans for which Employee has vested benefits which are payable in the future.

                  6. Employee understands that this Employment Agreement extends to all claims and potential claims that arose on or before the date of this Employment Agreement, whether now known or unknown, suspected or unsuspected, matured or not matured, and that this constitutes an essential term of this Employment Agreement.

                  7. Employee understands and acknowledges the significance and consequence of this Employment Agreement and of each specific release and waiver, and expressly consents that this Employment Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.




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                  8. All remedies at law or in equity shall be available for the enforcement of this Employment Agreement. This Employment Agreement may be pleaded as a full bar to the enforcement of any claim which either party may have against the other. If Employee violates the release contained herein, in addition to all other legal and equitable remedies available to the Company, Employee shall pay the reasonable attorneys' fees and expenses incurred by the Company in connection with enforcement of this Employment Agreement. In addition, violation of the terms of this Employment Agreement shall result in immediate termination of the Company's obligation to make further payment under this Employment Agreement. If Company violates the release contained herein, in addition to all other legal and equitable remedies available to Employee, the Company shall pay the reasonable attorneys' fees and expenses incurred by Employee in connection with enforcement of this Employment Agreement.

                  9. It is further understood and agreed that neither the execution of this Employment Agreement by the Company, nor the terms hereof constitute an admission by the Company or Employee of liability with respect to any possible Claim which was or could have been made by Employee or Company.

                  10. Neither the Company nor Employee shall disclose or publicize the terms of this Employment Agreement, directly or indirectly, to any person or entity; provided however, that the terms, amount and/or fact of this Employment Agreement may be disclosed to their respective accountants and attorneys, or to governmental agencies to the extent required by law. Notwithstanding the foregoing, the Company may disclose the terms of this agreement if and to the extent it is advised by counsel that it is required to do so under applicable laws, rules and regulations, including the federal securities laws. Employee may disclose this Employment Agreement to his spouse.

                  11. Except as specifically provided below, on or before 5:00 p.m. on March 31, 2002 the Employee shall return to the Company all property belonging to the Company that is in the Employee's possession or control, including, without limitation, computers, computer accessories, cell phones, credit cards, and copies or abstracts of any proprietary or confidential information; provided, however, that Employee may retain his personal lap top (with existing software) (Model: ______ serial # ____________), monitor (Model:_________ serial #__________), a printer (Model:________ serial
#__________) and his cell phone (Model:_______ serial #__________); provided further, that Employee shall be responsible for the costs of the cell phone after the date hereof. The Employee shall also deliver to the Company all computer discs and other storage mediums, and allow the Company to copy any and all hard drives on any computer he may retain, containing data or records or information of the Company. At the request of Company, Employee shall also delete any electronically stored data, records and information under his possession or control, including, without limitation, anything on his lap top computer.



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                  12. Employee understands that the terms of his Employment
Agreement, dated May 22, 2000, is hereby terminated by this Agreement and Release; provided, however, that Section 9 (Restrictive Covenants and Confidentiality; Injunctive Relief) thereof shall survive such termination without modification hereby and is herein incorporated by reference in full. Said Section 9 as herein incorporated shall survive the termination of this Agreement. The term of the restrictive covenants in said Section 9 shall commence on April 1, 2004.

                  13. The Employee agrees that the Employee has waived any right to reinstatement to employment with the Company, and the Employee further agrees not to take legal action of any kind as a result of a refusal by the Company to consider the Employee for employment after the Termination Time in this Agreement and Release.

                  14. The Employee agrees that the Employee will not attempt to disrupt the operations of the Company in any manner whatsoever. In particular, but without limitation, the Employee agrees that the Employee shall not disparage or defame the Company, any Company employee, director or shareholder or any affiliate of the Company. The Company shall not disparage or defame Employee.

                  15. The Employee agrees that, in the event the Employee elects to revoke the Employee's acceptance of this Employment Agreement, the Employee will do so within seven (7) days after executing it, by depositing (either directly or through counsel) a letter in the U.S. Mail, postage prepaid, addressed to the Company's counsel:

                                         John M. Suender,
                                         Senior Vice President & General Counsel
                                         MedQuist Inc.
                                         FIVE Greentree Centre
                                         Marlton, NJ 08053

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                  The Employee has been advised that Employee has twenty- one
(21) days in which to consider this Employment Agreement and in which to consult with counsel.

                  16. a. This Employment Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective parties and their heirs, executors, administrators, successors and assigns.

                      b. If any provision of this Employment Agreement or the application thereof is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Employment Agreement which can be given effect without the invalid or unenforceable provision.

                      c. Neither this Employment Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, except by a written agreement between the parties hereto.

                      d. This Employment Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principals. Any action relating to this Agreement and Release shall be brought in a state court in Burlington County, New Jersey or in Federal Court for the District of New Jersey.

                      e. The terms of the Release contained herein are contractual, and not a mere recital.

                  IN WITNESS WHEREOF, acknowledging that Employee is acting of his own free will and that he has had the opportunity to seek the advice of counsel with respect hereto, the Employee and the Company have caused the execution of this Employment Agreement as of the day and year first above written.

                                            MEDQUIST INC.


_____________________________               By: ______________________
John A. Donohoe, Jr.                                 Name:
Date:                                                Title:


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